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                                                                    Exhibit (d)9

             Amendment No. 3 to the Investment Management Agreement
                between John Hancock Variable Series Trust I and
                       John Hancock Life Insurance Company

Reference is made to that certain Investment Management Agreement dated as of April 15, 1994, by and between John Hancock Variable Series Trust I and John Hancock Life Insurance Company (formerly "John Hancock Mutual Life Insurance Company"), as amended (the "Agreement").

The parties agree to amend the Agreement as follows:

3. The phrases "John Hancock Mutual Life Insurance Company" and "JHMLICO" are deleted wherever shown and the phrases "John Hancock Life Insurance Company" and "JHLICO" are respectively inserted in their place.

4. Subsections (a), and (b) of Section 5 of the Agreement, entitled "Investment Advisory Fee and Expense Limitation," are hereby deleted and the following inserted in their place:

         (a) For the Short-Term Bond Portfolio (formerly "Short Term U.S.
             Bond"):

                  (i) 0.60% on an annual basis of the Current Net Assets of such Portfolio.

         (b)  For the Small/Mid Cap Growth Portfolio (formerly "Mid Cap
              Growth"):

                  (i) 1.00% on an annual basis of the first $50,000,000 of the Current Net Assets of such Portfolio; and

                  (ii) 0.95% on an annual basis for that portion of the Current Net Assets of such Portfolio in excess of $50,000,000 and not over $200,000,000; and

                  (iii) 0.90% on an annual basis for that portion of the Current Net Assets of such Portfolio in excess of $200,000,000.

All other terms and provisions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and to take effect as of October 1, 2001.

ATTEST:                                   JOHN HANCOCK VARIABLE SERIES TRUST I


/s/ Arnold R. Bergman                     By:  /s/ Michele G. Van Leer
                                          Title: Chairman and CEO

ATTEST:                                   JOHN HANCOCK LIFE INSURANCE COMPANY


/s/ Arnold R. Bergman                     By:  /s/ Robert R. Reitano
                                          Title: Senior Vice President